EXHIBIT (c)(2)
PELIMINARY — SUBJECT TO CHANGE Discussion Materials September 25, 2008

PRELIMINARY — SUBJECT TO CHANGE I. BACKGROUND AND KEY CONSIDERATIONS En Pointe Technologies, Inc. (“En Pointe” or the “Company”) is a publicly traded company with a share price of $1.99 as of September 24, 2008. The Company’s shares lack meaningful liquidity, as evidenced by low trading volume and lack of analyst coverage, and have low institutional ownership. Based on these characteristics, FMV Opinions, Inc. (“FMV” “Our” or “We”) performed preliminary financial analyses, which included preliminary analyses of ranges of indicative valuations of the Company’s common stock based on information obtained from public filings and Company management. Key aspects of our valuation analyses included the following: Analysis of On-going Company — We performed valuation analyses of the Company on a proforma basis, exclusive of En Pointe Global Services, LLC (“EPOS”). Analysis of EPGS — We performed an analysis of the consideration from the sale of EPGS and a valuation analysis of the Company’s 19.5 percent post-sale interest in EPGS. Ovex and Premier — We performed valuation analyses of Ovex Technologies (Private) Limited (“Ovex”) and Premier BPO, Inc. (“Premier”). In performing our analyses of the Company, we have considered the following: Excess Cash & Marketable Securities — These assets were treated as non-operating in nature, and as such, we have added their value to that of the remaining operations of the Company. Stock from EPGS Sale - This asset was treated as non-operating in nature, and as such, we have added its value to that of the remaining operations of the Company. In quantifying the value of the stock in Allied Digital Services, Inc. (“Allied”) to be received in connection with the sale of EPGS, we have considered the one-year lock-up period on such stock, its block size, and the trading volume of Allied. Assumed Sale of EPGS is Complete — For the purposes of our analysis, we have assumed that the sale of EPGS will be completed without any interruption based on the terms of the Limited Liability Purchase Agreement (“Purchase Agreement”). 2

PRELIMINARY — SUBJECT TO CHANGE II. VALUATION SUMMARY Indicative Valuation Ranges (SOOOs Omitted Except Per-Share Values) Aggregate Value Aggregate Minority Valuation Methods Indications Per Share Value Indications Per Share Core Operations Low High Low High Low High Low High Guideline Public Companies Method ] 12,068 — 20,523 1.46 — 2.48 9,654 — 17,034 1.17 — 2.06 Industry Acquisitions Method ! 12,068 — 21,853 1.46 — 2.64 9,654 — 18,138 1.17 — 2.19 Discounted Cash Flow Method [l] 16,188 — 18.993 1.96 — 2.29 12,950 — 15,764 1.57 — 1.90 Value Indications of the Core Operations[1] 12,338 — 21,443 1.49 — 2.59 9,870 — 17,797 1.20 - 2.15 Cash and Marketable Securities 12,908 — 12,908 1.56 — 1.56 10,326 — 10,714 1.25 — 1.29 Value of Allied Stock 8,019 — 8,592 0.97 — 1.04 6,415 — 7,132 0.78 — 0.86 Total $33,265 — $42,943 $4.03 - $5.18 $26,612 — $35,643 $3.22 — $4.30 Value indications of the remaining operations include: (i) the Company’s existing operations: (ii) proceeds from exercise of options: (iii) 19.5 percent interest in EPGS: (tv) ownership interest in Ovex; (v) ownership interest in Premier: and excludes: (i) cash and marketable securities; and (ii) value of Allied stock. 3

PRELIMINARY — SUBJECT TO CHANGE II. VALUATION SUMMARY (Cont.) Premiums Over Per Share Value Indications Per Share Value Indications: $4.03 — $5.18 Trading Period Average Closing Implied Premium — Implied Premium — (As of 9/22/2008) Stock Price Low High 1 Trading Day $1.95 106.6% 165.8% Trading Days $1.94 107.3% 166.6% 30 Trading Days $1.92 109.9% 170.0% 3 Months $2.18 84.9% 137.9% Months $2.41 67.4% 115.4% lYear $2.55 58.2% 103.5% 1 Year-High $3.40 18.5% 52.5% 1 Year-Low $1.80 123.9% 188.0% Minority Per Share Value Indications: $3.22 — $4.30 Trading Period Average Closing Implied Premium — Implied Premium — (As of 9/22/2008) Stock Price Low High 1 Trading Day $1.95 65.3% 120.6% Trading Days $1.94 65.8% 121.3% 30 Trading Days $1.92 67.9% 124.1% 3 Months $2.18 47.9% 97.4% Months $2.41 33.9% 78.7% lYear $2.55 26.6% 68.9% 1 Year-High $3.40 . -5.2% 26.5% 1 Year-Low $1.80 79.1% 139.0% 4

PRELIMINARY - SUBJECT TO CHANGE

III. HISTORICAL FINANCIAL PERFORMANCE

Historical Balance Sheets

($000s Omitted)	Historical Financial Statements (Including Services Business)							Actual
	As of September 30,				As of Sep. 30,	As of June 30,	Budget September 30,	As of July 31,
	2003	2004	2005	2006	2007	2008	2008	2008
ASSETS								
Current Assets:								
Cash	$3,218	$16,072	$6,903	$10,240	$6,000	$6,965	$7,622	$12,694
Restricted Cash	70	71	72	74	76	77	75	78
Short-Term Cash Investments	0	0	0	0	1,000	178	1,011	136
Accounts Receivable, Net[1]	35,123	31,571	40,916	46,417	61,391	46,309	49,964	43,129
Inventories, Net	5,746	7,105	10,367	4,201	8,768	5,487	6,925	5,211
Prepaid Expenses and Other Current Assets	413	578	764	1,067	1,548	1,957	1,779	3,093
Total Current Assets	44,570	55,397	59,022	61,999	78,783	60,973	67,377	64,341
Net Property and Equipment	5,988	5,346	3,070	2,765	5,022	5,226	5,163	4,210
Intangible Assets	606	512	589	1,232	1,785	1,536	NA	1,069
Other Assets	491	177	215	242	416	2,945	3,336	4,129
Total Assets	$51,655	$61,432	$62,896	$66,238	$86,006	$70,680	$75,877	$73,749
LIABILITIES & SHAREHOLDERS' EQUITY								
Current Liabilities:								
Accounts Payable	$12,642	$13,971	$18,444	$19,105	$19,034	$22,571	$18,925	$16,150
Short-Term Borrowings & Curr. L.T. Debt	183	236	400	346	2,450	1,302	0	1,165
Borrowings Under Line of Credit	11,326	18,309	16,824	15,673	30,314	14,245	15,435	15,536
Accrued Liabilities	0	0	0	0	0	7,292	5,191	0
Accrued Taxes and Other Liabilities	501	838	2,038	4,214	3,782	4,235	0	5,775
Accrued Employee Compensation and Benefits	2,540	2,406	3,409	3,684	4,264	0	0	2,748
Other Accrued Liabilities	2,169	1,681	935	2,112	1,913	0	9,272	6,424
Deferred Income	477	77	908	368	582	0	0	690
Total Current Liabilities	29,838	37,518	42,958	45,502	62,339	49,645	48,823	48,488
Capital Lease Obligations	5,138	4,965	584	238	447	604	211	563
Other Long-Term Liabilities	253	663	0	0	0	0	0	0
Noncontrolling Interest	0	308	903	1,487	1,957	1,975	2,235	1,968
Total Liabilities	35,229	43,454	44,445	47,227	64,743	52,224	51,269	51,019
Total Shareholders' Equity[1]	16,426	17,978	18,451	19,011	21,263	18,456	24,607	22,731
Total Liab. & Shareholders' Equity	$51,655	$61,432	$62,896	$66,238	$86,006	$70,680	$75,877	$73,749

[1] *We removed the book value of Allied stock ($13.3 million) from Accounts Receivable, Net on the Company's balance sheet, as of July 31, 2008. Shareholders' equity has been adjusted by the book value of Allied stock.*

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PRELIMINARY - SUBJECT TO CHANGE

FMV

III. HISTORICAL FINANCIAL PERFORMANCE (Cont.)

Income Statements

($000s Omitted)	Historical Financial Statements (Including Services Business)							
	Twelve Months Ended September 30,					LTM Ended June 30,	Annualized Ended June 30,	Projected Calendar Year
	2003	2004	2005	2006	2007	2008	2008	2009
Product Revenue	$252,493	$236,707	$279,325	$276,736	$299,335	$285,079	$266,392	$225,629
Service Revenue	37,318	42,527	49,007	46,997	47,791	49,340	50,112	13,571
Total Revenue	289,811	279,234	328,332	323,733	347,126	334,419	316,504	239,201
Product Cost of Sales	233,059	219,125	258,516	253,765	274,128	258,078	239,232	197,877
Service Cost of Sales	20,712	25,633	34,758	30,318	29,447	28,451	29,024	8,904
Total Cost of Sales	253,771	244,758	293,274	284,083	303,575	286,529	268,256	206,781
Gross Profit	36,040	34,476	35,058	39,650	43,551	47,890	48,248	32,419
Operating Expenses:								
Selling and Marketing Expenses	27,556	22,930	25,792	28,337	30,565	35,953	36,868	21,045
General and Administrative Expenses	9,998	10,047	10,143	11,098	11,871	13,423	13,945	9,293
Special Charges	0	0	0	0	0	0	0	0
Total Operating Expenses	37,554	32,977	35,935	39,435	42,436	49,376	50,813	30,338
Operating Income	(1,514)	1,499	(877)	215	1,115	(1,486)	(2,565)	2,081
Interest Expense	871	749	260	82	318	289	265	677
Interest & Dividend (Income)	0	0	0	0	0	0	0	0
Other Expense (Income)	(238)	(646)	(91)	(36)	(79)	(200)	(253)	241
Pretax Income	(2,147)	1,396	(1,046)	169	876	(1,575)	(2,577)	1,163
Income Taxes (Credit)	(859)	558	(418)	68	350	(630)	36	465
Net Income	($1,288)	$838	($628)	$101	$526	($945)	($2,613)	$698
EBITDA	512	4,029	324	1,742	3,686	1,459	421	2,365
EBITDA/Revenue	0.2%	1.4%	0.1%	0.5%	1.1%	0.4%	0.1%	1.0%
Depreciation & Amort. Expense	1,788	1,884	1,110	1,491	2,492	2,745	2,733	525
Capital Expenditures	227	765	1,999	904	2,849	2,699	2,712	2,606
Income Statement Adjustments:								
Actual Special Charges	393	0	0	0	0	0	0	0
Adjusted Special Charges	0	0	0	0	0	0	0	0
Actual Interest & Dividend (Income)	0	0	(266)	(263)	(615)	(386)	(295)	(36)
Adjusted Interest & Dividend (Income)	0	0	0	0	0	0	0	0
Actual Other Expense (Income)	(238)	(646)	(644)	(36)	(79)	556	755	241
Adjusted Other Expense (Income)	(238)	(646)	(91)	(36)	(79)	(200)	(253)	241
Actual Income Taxes	0	131	21	42	(203)	(205)	36	0
Adjusted Income Taxes to 40 percent	(859)	558	(418)	68	350	(630)	(1,031)	465
Total Adjustment to Pretax Income	$393	$0	($819)	($263)	($615)	$370	$713	($36)

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PRELIMINARY — SUBJECT TO CHANGE IV. STOCK ANALYSIS Stock Trading History 20,000 -, r $9 Dec. 1,2006: Company announced Q4 2006 and FYE Feb. 12,2007: Company July 7,2007: Pakistan 2006resulte. announced Ql 2007 court approved merger of —$[8] \v 1 <S results. Ovex Technologies Ltd. * L^^ ^ <-)vex P3^51311 Ltd. U / “ S7 15,000 B- -f- |l / Aug. 3,2007: Company July 10,2008: Company sold jj |jLJ / announced Q3 2007 majority interest in EPGS (services —$6 I If If / results. business) to Allied Digital Services, 7

PRELIMINARY — SUBJECT TO CHANGE IV. STOCK ANALYSIS (Cont) Stock Trading History (Cont.) Stock and Trading Analysis ENPT Exchange Nasdaq Ticker ENPT Equity Analyst Coverage 0 Total Shares Outstanding (MM) 7.16 Stock Price as of September 22, 2008 $1.95 Market Value of Equity (MM) $14.0 Total Public Float (MM) 5.42 % of Total Shares Outstanding 75.8% Institutional Holdings (MM) 0.88 % of Total Shares Outstanding 12.3% % of Total Public Float 16.3% No. of Institutional Holders 14 Largest Holders — % of Total Outstanding: ] Ahmed, Zubair 8.97% Din, Attiazaz 7.88% Din, Medina M. 6.79% Average Weekly Trading Volume (MM)[2] 0.0170 % of Total Shares Outstanding 0.238% % of Total Public Float 0.314% Average Daily Trading Volume (MM)[2] 0.0172 Implied Daily Liquidity ($MM)[3] $0.0334 1 Per Capital IQ. [2] Average weekly and daily trading volume calculations are based on the last 52 weeks. Average Daily Volume x Current Price 8

PRELIMINARY — SUBJECT TO CHANGE V. VALUATION INDICATIONS Valuation Indications ($OOOs Omitted Except Per-Share Values) Add: Proceeds Add: 19.5% Less: 30% Less: Preferred Stock in Add: Cash and Add: Value of Diluted Common Operating Value from Exercise of Interest in Interest in Premier Owned by Marketable Restricted Stock Value Shares Price Per Valuation Methods Indications Options EPGS Qvex Outside S/H Securities (Allied) Indications Outstanding Share Guideline Public Companies Method — Low $7,730 2,278 3,270 (834) (376) 12,908 8,019 32,995 8,255 $4.00 Guideline Public Companies Method — High $16,080 2,421 3,576 (1,056) (498) 12,908 8,592 42,023 8,285 $5.07 Industry Acquisitions Method-Low $7,730 2,278 3,270 (S34) (376) 12,908 8,019 32,995 8,255 $4.00 Industry Acquisitions Method-High $17,410 2,421 3,576 (1,056) (498) 12,908 8.592 43,353 8,285 $5.23 Discounted Cash Flow Method — Low $11,850 2,278 3,270 (834) (376) 12,908 8,019 37,115 8,255 $4.50 Discounted Cash Flow Method-High $14,550 2,421 3,576 (1,056) (498) 12,908 8,592 40,493 8,285 $4.89 Operating Value Indication — Low $8,000 2,278 3,270 (834) (376) 12,908 8,019 33,265 8,255 $4.03 Operating Value Indication — High $17,000 2,421 3.576 (1,056) (498) 12,908 8,592 42.943 8,285 $5.18 Implied Multiples Range of Operating Value Indications $8,000 $9,000 $10,000 $11,000 $12,000 $13,000 S14,000 $15,000 $16,000 $17,000 Implied Price/Book Value 0.7x 0.8x 0.9x l.Ox l.lx 12x 1.3x 1.4x 1.5x 1.6x Implied EV/EB1TDA 3.4x 3.8x 4.2x 4.7x 5.1x 5.5x 5.9x 6.3x 6.8x 7.2x Implied EV/Rcvame 0.03x 0.04x 0.04x O.OSx O.OSx O.OSx 0.06x 0.06x 0.07x 0.07x Range of Aggregate Value Indications $33,265 $34,265 $35,265 $36,265 $37,265 $38,265 $39,265 $40,265 $41,265 $42,943 Implied Price/Book Value 2.8x 2.9x 3.0x 3.1x 3.2x 3.3x 3.3x 3.4x 3.5x 3.7x Implied EV/EBITDA 6.6x 6.8x 7.0x 7.2x 7.4x 7.6x 7.8x S.Ox 8.2x 8.5x Implied EV/Revemie 0.12x 0.12x 0.13x 0.13x 0.13x 0.14x 0.14x 0.14x O.lSx 0.15x 9

PRELIMINARY — SUBJECT TO CHANGE V. VALUATION INDICATIONS (Cont.) Guideline Public Companies Method ($OOOs Omitted) Less: Representative Times: Interest- Earnings Range of Capitalization Bearing Valuation Approach Level Muliples Debt Range of Value Indications Market Value/Net Book Value[1] $10,722 1.00 — 1.50 — $10,722 — $16,084 EV/EBITDA[2] $2,365 4.00 — 5.00 $1,728 $7,734 — $10,099 EV/Revenue[3] $239,201 0.05 — 0.07 $1,728 $10,232 — $15,016 Range of Value Indications (rounded) | $7,730 — $16,080 | Net book value has been adjusted to eliminate cash and equivalents and intangibles. We increased the Company’s net book value by removing noncontrolling interest. o EBITDA based on calendar year 2009 Management projections (excludes public company costs). Revenue based on calendar year 2009 Management projections. 10

PRELIMINARY - SUBJECT TO CHANGE

FMV

V. VALUATION INDICATIONS (Cont.)

Capitalization Multiples of Guideline Public Companies

Enterprise Value to EBITDA:

Public Companies	Next Fiscal Year	Latest 12 Months	Fiscal Year End	3-Year Avg	5-Year Avg
GTSI Corp.	NA	7.0	8.8	NM	8.8
Insight Enterprises, Inc.	4.9	5.6	5.5	7.1	8.6
PC Connection, Inc.	3.0	3.0	3.1	4.3	4.8
PC Mall, Inc.	4.5	5.2	5.8	9.7	11.9
Zones, Inc.	NA	4.3	4.0	5.3	6.8
Systemax, Inc.	NA	4.2	4.5	6.2	8.0
Softchoice Corp.	4.0	5.9	5.7	7.7	9.3
Pomeroy IT Solutions, Inc.[2]	NA	3.2	NM	3.7	2.7
Range	3.0	3.0	3.1	3.7	2.7
	4.9	7.0	8.8	9.7	11.9
Mean	4.1	4.8	5.3	6.3	7.6
Median	4.3	4.8	5.5	6.2	8.3

Enterprise Value to Revenue:

Public Companies	Next Fiscal Year	Latest 12 Months	Fiscal Year End	3-Year Avg	5-Year Avg
GTSI Corp.	NA	0.11	0.11	0.10	0.09
Insight Enterprises, Inc.	0.18	0.20	0.20	0.25	0.29
PC Connection, Inc.	0.08	0.08	0.08	0.09	0.09
PC Mall, Inc.	0.12	0.13	0.14	0.16	0.17
Zones, Inc.	NA	0.14	0.14	0.16	0.17
Systemax, Inc.	NA	0.17	0.18	0.21	0.23
Softchoice Corp.	0.17	0.24	0.33	0.32	0.36
Pomeroy IT Solutions, Inc.	NA	0.07	0.07	0.07	0.07
Range	0.08	0.07	0.07	0.07	0.07
	0.18	0.24	0.33	0.32	0.36
Mean	0.14	0.14	0.2	0.2	0.2
Median	0.14	0.13	0.1	0.2	0.2

Market Value to Net Book Value: [1]

Public Companies	Latest BV
GTSI Corp.	0.9
Insight Enterprises, Inc.	2.3
PC Connection, Inc.	1.0
PC Mall, Inc.	1.9
Zones, Inc.	2.0
Systemax, Inc.	2.1
Softchoice Corp.	NM
Pomeroy IT Solutions, Inc.	0.6
Range	0.6
	2.3
Mean	1.5
Median	1.9

[1] *Adjusted for Intangibles and Cash*

[2] *Normalized based on Pomeroy's latest quarterly performance*

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PRELIMINARY - SUBJECT TO CHANGE

FMV

V. VALUATION INDICATIONS (Cont.)

Industry Acquisitions Method

($000s)

Acquired Company	Transaction Date	Acquirer	Transaction Value	Revenue	EBITDA	EV/ EBITDA	EV/ Revenue	Commentary
Pomeroy IT Solutions, Inc.	PENDING	David B. Pomeroy, II and CornVest Investment Partners III, LP	60,381	606,815	13,784	4.4	0.10	Based on $6.00 per share offer; Pomeroy is profitable in latest quarter; EV/EBITDA multiple is based on normalized EBITDA; Normalized EBITDA margin approximates 2.3%.
Zones, Inc.	PENDING	Investor Group led by Firoz Lalji	97,299	664,167	21,889	4.4	0.15	Based on $8.65 per share offer; 30-day go-shop period expired on September 4, 2008.
Electronic Data Systems Corporation	26-Aug-08	Hewlett-Packard Co.	12,745,346	22,449,000	2,992,500	4.3	0.57	Provides IT and BPO services; Gross profit margin of 13.9% reflects strong dependence on services.
Calence, LLC[1]	1-Apr-08	Insight Enterprises, Inc.	160,000	NA	NA	7.7	0.40	Deal price includes $35 million earnout; Implied EBITDA margin of 5.7%; 2007 ACE awards: #1 fastest growing private company in Arizona.
Optimus Solutions, LLC	3-Jan-08	Softchoice Corp.	39,543	140,000	NA	NA	0.28	IT infrastructure (networking, storage, application development, etc.) solutions and services; 2006 revenue growth of 33%.
Software Plus Ltd.	11-Dec-07	Softchoice Corp.	44,977	198,000	NA	NA	0.23	Provider of primarily higher margin software products (Adobe, Citrix, Corel, Microsoft, etc.).
ASAP Software Express, Inc.	9-Nov-07	Dell, Inc.	351,000	992,000	38,000	9.2	0.35	Provider of higher margin software products; 3.8% EBITDA margin; Global presence.
CDW Corporation	12-Oct-07	VH Holdings, Inc.	6,713,874	7,455,342	535,780	12.5	0.90	EBITDA margin of 7.2% and revenue growth of 10%.
CompuCom Systems, Inc.[1]	3-Oct-07	Court Square Capital Partners	628,000	NA	NA	7.0	0.40	Greater than 50% of revenue is high-margin service revenue; Business stabilized since the technology bust; 2004 EBITDA margin of 2.4%.
SARCOM, Inc.	17-Sep-07	PC Mall, Inc.	54,181	264,809	8,308	6.5	0.20	LTM revenue growth of 14%; 3.1% EBITDA margin.
PC Wholesale	28-Feb-07	Synnex Corporation	30,000	224,000	NA	NA	0.13	Focus on end-of-life and refurbished equipment; Purchases equipment from manufacturers and sell to VARs.
Access Distribution GE[1]	31-Dec-06	Avnet, Inc.	427,693	NA	NA	6.0	0.20	Focus on complex computing with innovative solutions (network security, storage, and software); Implied EBITDA margin of 3.8%.
CompuCom Systems, Inc.	1-Oct-04	Platinum Equity	131,133	1,389,061	33,015	4.0	0.09	Strong decline; Decelerating from a 3-year CAGR revenue decline of 19% to an LTM revenue decline of 5%.
			Median			6.0	0.22	
			Mean			5.9	0.26	

Valuation Approach	Representative Earnings Level	*Times:* Range of Capitalization Multiples			*Less:* Interest-Bearing Debt	Range of Value Indications		
EV/EBITDA[2]	$2,365	4.0	-	5.0	$1,728	$7,734	-	$10,099
EV/Revenue[3]	$239,201	0.06	-	0.08	$1,728	$12,624	-	$17,408
Range of Value Indications (rounded)						**$7,730**		**$17,410**

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[1] *EBITDA and Revenue multiples referenced from Houlihan Lokey Howard & Zukin's fairness opinion contained in the Zones, Inc. proxy, filed on September 4, 2008.*

[2] *EBITDA based on calendar year 2009 Management projections (excludes public company costs).*

[3] *Revenue based on calendar year 2009 Management projections.*

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PRELIMINARY — SUBJECT TO CHANGE V. VALUATION INDICATIONS (Cont.) Discounted Cash Flow Method (SOOOs) FREE CASH FLOW 2009 2010 2011 Debt-Free Net Income 598 1,341 1,754 Depreciation & Amortization 525 538 552 Changes in Working Capital 2,485 (294) (628) Capital Expenditures 0 (200) (200) FreeCashFlow 3,608 1,385 1,477 Years to Receipt of Cash Flow (Mid-Year Convention) 0.50 1.50 2.50 Present Value (WACC) Factor @ 18.0% 0.9206 0.7801 0.6611 Present Value of Annual Cash Flow 3,321 1,081 977 Sum of PV of Cash Flows (3 years) 5,378 I I Terminal EBITD A 3,475 Present Value of Terminal Value 9,516 Exit EBITDA Multiple 4.5 Total Present Value 14,895 Terminal Value 15,636 PV Factor 0.6086 EV Value Indication for Operations 14,895 PVof Terminal Value 9,516 Less: Debt 1,728 Equity Value Indication for Operations 13,167 Range of Value Indications: | Sll,850 — S14,550 | Enterprise Value Sensitivity Table 3.5 x 4.0 x 4.5 x 5.0 x 5.5 x 16.0% 11,541 12,654 13,767 14,880 15,993 17.0% 11,292| 12,377 13,462 14,546J 15,631 18.0% 11,052 12,109 13,167 14,224 15,281 19.0% 10,819 11,850 12,881 13,912 14,943 20.0% 10,593 11,598 12,604 13,609 14,615 13

PRELIMINARY — SUBJECT TO CHANGE V. VALUATION INDICATIONS (Cont.) Valuation of Allied Restricted Stock Block Size of Subject Shares 745,000 745,000 Share Price as of 9/22/2008 (in Rupees) 696 696 Market Value of Subject Shares 518,147,500 518,147,500 Exchange Rate to $ at 9/22/2008 0.02211 0.02211 Market Value of 745,000 Shares ($OOOs) $11,456 $11,456 Discount (Restricted Stock + Large Block) 30.0% 25.0% Restricted Stock Value of ADS ($OOOs) $8,019 $8,592 14

PRELIMINARY — SUBJECT TO CHANGE V. VALUATION INDICATIONS (Cont.) Valuation of EFGS ($OOOs) Range of Value Indications Valuation Methods Low — High Guideline Public Companies Method $11,970 — $13,300 Industry Acquisition Method 15,960 — 18,620 Prior Transaction Method 22,384 — 23,096 Range of Value Indications $16,771 $18,339 ENPT Minority Stake -19.5% Interest $3,270 $3,576 15

PRELIMINARY — SUBJECT TO CHANGE V. VALUATION INDICATIONS (Cont.) Valuation of Ovex ($OOOs) Range of Value Indications Valuation Methods Low High Guideline Public Companies Method $2,590 — $3,330 Industry Acquisition Method 2,960 — 3,700 Range of Value Indications (rounded) $2,780 $3,520 Value Indication of 30% Interest in $834 $1,056 16

PRELIMINARY — SUBJECT TO CHANGE V. VALUATION INDICATIONS (Cont.) Valuation of Premier ($OOOs) Range of Value Indications Valuation Method Low High Guideline Public Companies Method $700 — $950 Industry Acquisition Method 830 — 1,080 Range of Value Indications (rounded) $770 $1,020 Less: Indicated value of 48.9% of Preferred Stock Owned by Outside S/H1 376 498 51.1 % of Preferred Stock Owned by the Company $394 $522 [1] The preferred stock liquidation preference totals $1,234,700. This exceeds 100 percent of the Imv and high valuation indications of Premier of $770,000 and $1,020,000, respectively. 17